Schedule for Computation        Initial
of Fund Performance Data        Invest of:       $1,000
                                Offering
Government Obligations Tax-Mana Price/
Return Since Inception
  ending 7/31/95                NAV=              $1.00

FYE:  July 31
DECLARED:  MONTHLY
PAID:  MONTHLY


         Begin                  Capital  Reinvest  Ending            Total
Reinvest Period    Dividend     Gain     Price     Period    Ending  Invest
Dates    Shares    /Share       /Share   /Share    Shares    Price   Value
5/31/95  1000.000  0.000319716  0.00000  $1.00     1000.320  $1.00   $1,000.32
6/30/95  1000.320  0.004552654  0.00000  $1.00     1004.874  $1.00   $1,004.87
7/31/95  1004.874  0.004563572  0.00000  $1.00     1009.460  $1.00   $1,009.46

                $1,000 (1+T) =  End Value
                            T =         0.95%